EXHIBIT 23(a)





                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of The Advest Group, Inc. on Form S-3 of our report dated October 22,
1997, on our audit of the consolidated financial statements and financial statement schedules of The Advest Group, Inc. and Subsidiaries (the "Company") as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which report is included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 1997, which is incorporated by reference in this registration statement. We also consent to the reference to our Firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.


Hartford, Connecticut
December 22, 1997